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                                Benaree P. Wiley
                              703 Boylston Street
                              Brookline, MA 02445
                                  617.731.0544



March 11, 2003


Steve Wink
General Counsel and Corporate Secretary
First Albany Companies Inc.
30 S. Pearl Street
Albany, NY 12207-1599


Dear Steve:

The purpose of this letter is to set forth my resignation as a director of First Albany, effective immediately.

I disagree with the company's practices and its commitment in the area of corporate governance.

I am particularly troubled by the decision at the special meeting of the board on March 10, 2003. At that meeting, the by-laws of the corporation were amended or waived (by a 5 to 3 vote driven by inside directors) to severely undermine sound corporate governance procedures which had been previously approved by the board. In doing so, corporate governance standards as mandated by regulation, law and public policy have been completely undermined.

Given that the independence of the board has been materially compromised, I am unable to fulfill my fiduciary duties and responsibilities as chair of the corporate governance committee and as a director of the corporation and to its shareholders.

I request that this resignation be disclosed pursuant to and consistent with the rules of the Securities and Exchange Commission, and listing standards of NASDAQ, as appropriate.


Sincerely,


/s/ BENAREE P. WILEY
--------------------
Benaree P. Wiley




Cc:  George McNamee           J. Anthony Boeckh
     Alan Goldberg            Walter Fiederowicz
     Hugh Johnson             Charles Schwager
     Daniel McNamee,III